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                                   EXHIBIT 21

The Company's subsidiaries are:

     First Bulloch Bank & Trust Company, Statesboro, Georgia, incorporated under the laws of Georgia

     Metter Banking Company, Metter, Georgia, incorporated under the laws of Georgia

     First National Bank of Effingham, Springfield, Georgia, incorporated under laws of the United States

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